Exhibit 2.2

ASSET AND DEPOSIT PURCHASE AGREEMENT

This ASSET AND DEPOSIT PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2017, is entered into by and among Cabela’s Incorporated, a Delaware corporation (“Parent”), World’s Foremost Bank, a Nebraska banking corporation (“Seller”), and Synovus Bank, a Georgia state member bank (“Synovus”).

WITNESSETH

WHEREAS, Synovus is a banking institution engaged in, among other things, the business of holding deposits.

WHEREAS, at the Closing, Seller will sell, convey, assign and transfer to Synovus, and Synovus will acquire and assume from Seller, the Synovus Acquired Assets and the Synovus Assumed Liabilities.

WHEREAS, concurrently with entry into this Agreement, Parent, Seller and Synovus are entering into that certain Framework Agreement, dated as of the date hereof (as it may be amended, supplemented or restated from time to time, the “Framework Agreement”), by and among Parent, Seller, Synovus, Capital One Bank (USA), National Association, a national banking association (“Capital One”), and solely for the purposes specified in the preamble thereto, Capital One, National Association, a national banking association (“CONA”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings for such terms that are set forth in the Framework Agreement.

2. Assignment. On the terms and subject to the conditions of the Framework Agreement, including the applicable party having received at the Closing each of the deliverables set forth (or referenced) in Section 4 of this Agreement, at the Closing, Seller sells, conveys, assigns and transfers to Synovus, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the Synovus Acquired Assets. For the avoidance of doubt, (i) such sale, conveyance, assignment and transfer shall not occur until the Closing and (ii) Seller will retain and not sell, convey, assign or transfer to Synovus any of the Excluded Assets or the Closing Capital One Acquired Assets (it being understood that the Closing Capital One Acquired Assets are the subject of an asset purchase agreement by and among Parent, Seller, and Capital One).

3. Assumption. On the terms and subject to the conditions of the Framework Agreement, including the applicable party having received at the Closing each of the deliverables set forth (or referenced) in Section 4 of this Agreement, at the Closing, Synovus accepts the foregoing assignment and assumes and agrees to pay, perform, fulfill and discharge when due, the Synovus Assumed Liabilities. For the avoidance of doubt, (i) such assumption shall not occur until the Closing and (ii) Synovus is not assuming or agreeing to pay, perform, fulfill or discharge when due, and Seller shall retain, all Retained Liabilities and Closing Capital One Assumed Liabilities (it being understood that the Closing Capital One Assumed Liabilities are the subject of an asset purchase agreement by and among Parent, Seller, and Capital One).

4. Closing Deliverables.

(a) At the Closing, Parent and Seller shall have delivered or cause to be delivered to Synovus:

(i) the Accountholder Master File, the Accountholder List and the Account Documentation;

(ii) financing statements naming Seller as debtor and Synovus as secured party, prepared by Capital One on behalf of Synovus, as described in Section 5.1(b) of the Framework Agreement;

(iii) the items specified on Schedule 3.2(a) of the Framework Agreement;

(iv) a Securitization Transfer Agreement, duly executed;

(v) an affidavit stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code, substantially in the form of Exhibit B-1 to the Framework Agreement; and

(vi) a certificate, signed by a senior officer of Parent and a senior officer of Seller and dated the Closing Date, to the effect that the conditions specified in Sections 6.3(a)(ii) and 6.3(b) (with respect to Parent and Seller) of the Framework Agreement have been satisfied.

(b) At the Closing, Synovus shall have delivered or cause to be delivered to Seller:

(i) a certificate, signed by a senior officer of Synovus and dated the Closing Date, to the effect that the conditions specified in Sections 6.2(a)(ii) and 6.2(b) (with respect to Synovus) of the Framework Agreement have been satisfied; and

(ii) without prejudice to Section 3.4(c) of the Framework Agreement, an amount in cash equal to the Estimated Synovus Purchase Price set forth in the Valuation Statement (as such statement may be revised pursuant to Section 3.3(b) of the Framework Agreement) by a wire transfer of immediately available U.S. dollars to an account designated in writing by Seller no later than two (2) Business Days prior to the Closing Date.

5. True Sale. The parties intend that the transfer of the Synovus Acquired Assets contemplated by the Framework Agreement and hereby shall be treated as a purchase and sale of the Synovus Acquired Assets and not a loan secured by the Synovus Acquired Assets. Upon Synovus’s purchase of the Synovus Acquired Assets, all of Seller’s right, title and interest therein shall be transferred to Synovus as provided in Article II of the Framework Agreement and Section 2 hereof. Notwithstanding anything to the contrary set forth in Article II of the Framework Agreement, if a Governmental Authority determines that any transaction provided for in the Framework Agreement and herein constitutes a loan and not a sale, then the parties intend that the Framework Agreement and this Agreement shall constitute a security agreement under applicable Law and Seller shall be deemed to have granted and does hereby grant to Synovus a first priority security interest in and to all of Seller’s right to and interest in, to and under, whether now existing or hereafter created or acquired, the Synovus Acquired Assets and proceeds thereof to secure a loan deemed to have been made by Synovus to Seller in an amount equal to the applicable purchase price payable hereunder.

6. Framework Agreement. This Agreement shall terminate automatically upon the termination of the Framework Agreement and be null and void. This Agreement is made without representation or warranty, except as and to the extent provided in the Framework Agreement. In the event of any conflict or other difference between the Framework Agreement and this Agreement, the provisions of the Framework Agreement shall control.

7. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person or sent if sent by email or facsimile transmission (provided that confirmation of receipt of the email or facsimile transmission is obtained, as applicable), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Seller or Parent:	Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska 69160
Facsimile No.: (308) 254-8060
Attention: Legal Department

With a copy to:	World’s Foremost Bank
4800 N.W. 1st Street, Suite 300
Lincoln, Nebraska 68521
Facsimile No.: (402) 323-4303
Attention: Legal Department

With a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Brian J. Fahrney
Scott R. Williams
Facsimile: (312) 853-7036
Email: bfahrney@sidley.com
swilliams@sidley.com

With a copy to:	Sidley Austin LLP
1501 K Street, N.W.
Washington, D.C. 20005
Attention: William S. Eckland
Facsimile: (202) 736-8711
Email: weckland@sidley.com

If to Synovus:	Synovus Bank
1111 Bay Avenue, Suite 501
Columbus, GA 31901
Attention: Allan Kamensky
Facsimile: (706) 649-4699
Email: akamensky@synovus.com

With a copy to:	Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree St.
Atlanta, Georgia 30309
Attention: Mark C. Kanaly
Facsimile: (404) 253-8390
Email: mark.kanaly@alston.com

8. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties to the Framework Agreement; except that no such consent shall be required for any assignment of this Agreement, by operation of Law or otherwise to the surviving corporation in the Merger, as a result of the consummation of the transactions contemplated by the Merger Agreement; provided that this Agreement and each of the Ancillary Agreements shall be assigned by operation of law by Parent to the surviving corporation in the Merger and shall be binding on such surviving corporation and its successors and assigns; provided, further that in the event that this Agreement is not assigned by operation of law upon the sale of Parent or all or substantially all of its assets to Retail Buyer though a series of one or more related transactions (whether pursuant to the Merger Agreement or otherwise), Parent shall assign this Agreement and all of its continuing rights and obligations hereunder to Retail Buyer and Retail Buyer shall expressly assume all of the obligations of Parent hereunder; provided, further, that Capital One may assign any or all rights and obligations under this Agreement to purchase any of the Capital One Acquired Assets or assume any of the Capital One Assumed Liabilities to any of its Affiliates upon prior written notice to Parent and Synovus if doing so will not require any approvals from any Governmental Authority or other Person to be obtained prior to the date that the Closing would otherwise occur and will not delay, impair or prevent the Closing or the Subsequent Closing from occurring on the date that the Closing and the Subsequent Closing would otherwise occur; provided, further, that no such assignment shall release Capital One from any liability under this Agreement. Any assignment or transfer in violation of the preceding sentence shall be void.

9. Entire Agreement. This Agreement (together with the exhibits and schedules to this Agreement), the Ancillary Agreements, the Framework Agreement and the Securitization Transfer Agreement collectively, constitute the entire agreement between the parties and supersede the Original Agreement and any other agreement, whether written or oral, that may have been made or entered into by Seller, Synovus and Capital One (or by any officer or officers of any of such parties) relating to the matters contemplated hereby, including that certain letter agreement dated January 28, 2017 between Synovus and CONA (as amended by the Framework Agreement).

10. Amendments and Waivers. Without prejudice to Section 9.4 of the Framework Agreement, this Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any such condition or breach or waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

11. Expenses. The parties will each bear their own legal, accounting and other costs in connection with the transactions contemplated hereby, including Taxes, if any, which are imposed upon a party attributable to its activities hereunder, except as otherwise specified in the Framework Agreement (including Section 5.18 thereof) or any Ancillary Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action or proceeding relating thereto except in the courts in the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described above, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(C).

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

15. Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 15 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under the Framework Agreement, including under Section 8.2 thereof, in the event that the Framework Agreement has been terminated or in the event that the remedies provided for in this Section 15 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 15 prior, or as a condition, to exercising any termination right under Article VIII of the Framework Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 15 or anything set forth in this Section 15 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VIII of the Framework Agreement or pursue any other remedies under the Framework Agreement that may be available then or thereafter and (iii) no party shall be required to post any bond or other security as a condition to institute any proceeding for specific performance under this Section 15.

16. No Joint Venture. Nothing in this Agreement shall be deemed to create a partnership or joint venture between any of the parties hereto.

17. No Third-Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

18. Unwind if Subsequent Closing Does Not Occur. In the event that notwithstanding Section 5.17(a) of the Framework Agreement the Closing occurs and the Subsequent Closing does not occur pursuant to the terms of the Framework Agreement, then the Closing shall automatically be deemed to be rescinded and not to have taken place and each of the parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by any other party to carry out the purposes and intents of this sentence. Capital One shall reimburse and indemnify Synovus for any Losses related to such rescission in accordance with Section 7.2(b)(viii) of the Framework Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Seller and Synovus have executed this Agreement as of the date first above written.

PARENT:	CABELA’S INCORPORATED

	By:	/s/ Thomas L. Millner
	Name:	Thomas L. Millner
	Title:	Chief Executive Officer

SELLER:	WORLD’S FOREMOST BANK

	By:	/s/ Sean B. Baker
	Name:	Sean B. Baker
	Title:	President and Chief Executive Officer

SYNOVUS:	SYNOVUS BANK

	By:	/s/ Allan E. Kamensky
	Name:	Allan E. Kamensky
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Asset and Deposit Purchase Agreement]